Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of the 8th day of April, 2019, is entered into by and among CRH Medical Corporation, a Delaware company (“Employer”), CHR Medical Corporation, a British Columbia corporation (“CRH Canada”) and Tushar Ramani (“Executive”) (each a “Party” and collectively the “Parties”). The Parties, in consideration of the mutual covenants and representations, set out herein, agree to the terms and conditions in this Agreement as follows:

1.    Employment. Employer employs Executive and Executive agrees to accept such employment, upon the terms and conditions set forth in this Agreement.

2.    Term of Employment. Executive’s Employment pursuant to the terms of this Agreement shall commence on April 8, 2019 (“Start Date”). The term of employment will not be for a definite period, but rather continue indefinitely until terminated in accordance with the terms and conditions of this Agreement. This Agreement supersedes any prior agreements between the parties made prior to the Start Date.

3.    Position, Duties, Responsibilities.

3.1    Position. Executive shall be employed by the Employer in the position of Chief Executive Officer (“CEO”) of the Employer. During the course of employment, Executive shall provide services for CRH Canada and its related entities or affiliates (together with the Employer, the “Company” for the purposes of this Agreement) and shall be designated the CEO of each such entity. Executive shall have authority and powers, and perform services appropriate to and consistent with that position and title. Executive will report directly to the Board of Directors of the Employer and CRH Canada (each, the “Board”). During the term of this Agreement, Executive shall be entitled to serve on the Board of the Employer and will be nominated by the Company for election to the Board of Directors of CRH Canada.

3.2    Other Activities. Executive will devote his full business time to diligently and faithfully perform his duties and obligations under this Agreement. During the term of this Agreement, except upon the prior written consent of the Company, Executive will not (i) accept any other full-time or part-time employment, (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Executive in a conflicting position to that of the Company, or prevent Executive from devoting such time as necessary to fulfill his responsibilities under this Agreement, (iii) sell, market, or represent any product or service other than the Company’s products or services unless otherwise specified, or (iv) serve on any board of directors for any other company or entity except with the consent of the Company, which consent will not be unreasonably withheld. Nothing in Section 3.2(iv) is intended to or does prevent Executive from serving on the board of directors of trade associations and charitable organizations, engaging in charitable activities and community affairs, or managing Executive’s personal investments and affairs, provided that these activities do not conflict with Executive’s obligations under this Section 3.

3.3    Work Location. Executive shall work from Palm Beach Gardens, Florida but shall, as reasonably required by business circumstances, visit on a regular basis the Company’s Atlanta, Georgia offices and such other locations as are required in the performance of his duties as CEO.

4.    Compensation.

In consideration of the services to be rendered under this Agreement, Executive shall be entitled to the following (where all amounts are stated in US dollars):

4.1    Base Salary. The Employer shall pay to Executive an annual base salary of five hundred thousand dollars ($500,000), less all applicable taxes and withholdings, which will be payable in accordance with the Employer’s general payroll practices (“Base Salary”).

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4.2    Bonus. Executive may be eligible to receive an annual bonus, determined annually by the Board of CRH Canada in its sole discretion, of fifty percent (50%) of his then current Base Salary based upon the achievement of annual performance metrics and milestones as set from time to time by the Board of CRH Canada in consultation with Executive, with the ability to earn up to 100% of his then current base salary for over-performance, payable no later than March 15 of each year for work performed in the preceding calendar year (“Bonus”). Initial performance metrics will be determined by the Board of CRH Canada in consultation with Executive promptly after the Start Date. Executive will remain entitled to any Bonus earned with respect to a calendar year preceding the year of his cessation of employment. Other than in cases where Executive voluntarily resigns (other than for Good Reason) or his employment is terminated for Cause, he shall be entitled to a pro-rated bonus for the year of the cessation of his employment.

4.3    Signing Bonus. The Employer shall pay to the Executive a one-time signing bonus of $250,000 promptly (within five days) following the completion of the Executive’s first 90 days. If Executive voluntarily resigns (other than for Good Reason) or his employment is terminated for Cause prior to such date, no signing bonus will be paid; provided, if Executive is terminated without cause or resigns for Good Reason prior to such date, the one-time signing bonus shall be paid promptly (within five days) following the cessation of the Executive’s employment.

4.4    Executive Benefits. While Executive is employed with the Employer, Executive, and his lawful dependents for the purposes of health and welfare plans, shall be entitled to participate in all employee benefit plans and programs of the Employer or, where applicable, CRH Canada, to the extent that Executive and his dependents meet the eligibility requirements for each individual plan or program. The Employer provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable to each benefit plan or program.

4.5    Vacation. Executive shall be entitled to four (4) weeks of paid vacation per year, which will be in accordance with and subject to the Employer’s policies.

4.6    Expenses. The Company shall reimburse Executive for reasonable business expenses incurred by Executive in the performance of his duties hereunder in accordance with the Company’s general policies, subject to proof of payment by Executive, including reasonable travel expenses between Palm Beach Gardens, Florida and Atlanta, Georgia. The Employer will also reimburse Executive for up to $7,500 in relation to legal fees and disbursements he incurs in obtaining legal advice in relation to this Agreement, such amount to be paid promptly following execution of this Agreement and receipt of an invoice in relation to such legal fees.

4.7    Equity Compensation. Executive shall be granted 1,000,000 restricted share units which shall vest in a single tranche on the four-year anniversary of the Start Date, provided Executive remains continuously employed by Employer through such vesting date. The vesting and settlement of these restricted share units shall otherwise be governed by the terms and conditions of CRH Canada’s Share Unit Plan (the “RSU Plan”), and shall be subject to the terms, conditions, regulations and provisions applicable to the RSU Plan and to the terms and conditions of the RSU Plan Grant Agreement and any amendments entered into between Executive and CRH Canada. Executive shall also be granted 500,000 options to purchase common shares of CRH Canada (the “Stock Options”). The Stock Options shall have a 10 year term and shall vest in four equal tranches on the first, second, third and fourth anniversary of the Start Date. The vesting and exercise of the Stock Options shall otherwise be governed by the terms and conditions of the applicable Stock Option Plan (the “ Option Plan”), and shall be subject to the terms, conditions, regulations and provisions applicable to the Option Plan and to the terms and conditions of the Option Plan Grant Agreement and any amendments entered into between Executive and CRH Canada. The Option Plan Grant Agreement for the Stock Options will contain a provision providing for vesting on a change of control in a form comparable to that contained in the RSU Plan.

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4.8    Payment on a Liquidity Event. Where the Executive is employed by the Employer at the time of the execution of the definitive agreements that would result in a Liquidity Event and such Liquidity Event occurs (and has not received notice of termination for Cause as of that time that results in an actual termination for Cause) or is terminated without Cause or resigns for Good Reason within the 180 period preceding that date of the execution of the definitive agreements that would result in a Liquidity Event and such Liquidity Event occurs, the Employer shall pay to Executive a bonus in US dollars substantially concurrently upon the consummation of the Liquidity Event in the amount set out below (but in all cases no later than March 15 of the year following the year in which the consummation of the Liquidity Event occurs) based on the effective common stock share price (as adjusted for any splits, stock dividends and cash dividends) in connection with such Liquidity Event:

Share Price Range	Bonus Payable
$4.00 to $4.49:	$5,000,000
$4.50 - $4.99:	$7,500,000
$5.00 or greater:	$10,000,000

“Liquidity Event” means an event, or series of connected events, effecting the sale of CRH Canada through any one, or a combination, of the following:

i.

the acquisition, by a person or persons, acting jointly or in concert, and their affiliate(s) or associates(s), as a result of an offer made to all securityholders of CRH Canada, of (a) greater than 50% of the issued and outstanding voting shares of CRH Canada; or (b) voting shares of CRH Canada or rights that allow such persons to elect a majority of the Board;

ii.	the approval by the shareholders of CRH Canada, by special resolution of the sale, lease or exchange, directly or indirectly, of all or substantially all of the assets of CRH Canada;

iii.

the approval by the shareholders of CRH Canada, by special resolution of an amalgamation, arrangement, merger or other consolidation, or combination of CRH Canada with another corporation as a result of which the shareholders of CRH Canada prior to such transaction hold less than 50% of the entity resulting from such transaction.

For purposes of calculating the effective share price in a Liquidity Event, (i) the effective share price shall be the consideration paid or payable in respect of a share, or the value per share, resulting from the transaction, as determined in good faith by the Board based on the price and valuation implicit in such transaction; (ii) the value of any security issuable in connection with a Liquidity Event will be determined, if a publicly-traded security, on the basis of the average of the closing prices for the 20 trading days prior to the closing, or, if the security is not freely tradable (or having no established public market) on the basis of the fair market value of such security at closing as determined in good faith by the Board but, in each case, without any minority, illiquidity or other discount; and (iii) the value of any property transferred in connection with a Liquidity Event will be determined on the basis of the fair market value of such property at closing as determined in good faith by the Board. For greater certainty, if the Liquidity Event transaction does not complete, no payment shall be made under this Section 4.8.

5.    Definitions and Effect of Termination

5.1    Definitions of Cause. For purposes of this Agreement, “Cause” is defined as:

i.	neglect or incompetence of the Executive to carry out the duties and responsibilities of his position in a diligent and professional manner;

ii.

Executive’s failure or refusal to carry out the Board’s reasonable and lawful directives, provided that the Company provides written notice to the Executive notifying him of such failure, and an opportunity to cure and/or present his case to the contrary to the Board, and Executive does not remedy such failure or refusal within fifteen (15) business days or other longer cure period as may be specified by the Company;

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iii.

Any unethical or dishonest conduct engaged in by Executive in the course of his employment with the Company, that results in material harm to the Company, including but not limited to dishonesty or intentional falsification of any employment or Company records;

iv.	Any conviction of or plea or nolo contendere or the equivalent in respect to any felony offense or crime involving dishonesty or moral turpitude by Executive;

v.

Executive’s use of alcohol interfering with the performance of Executive’s obligations under this Agreement or Executive’s use of illegal drugs or abuse of prescription medications, provided that the Company provides written notice to the Executive notifying him of such conduct, and an opportunity to cure and/or present his case to the contrary to the Board, if applicable, and Executive does not remedy such conduct within fifteen (15) business days or other longer cure period as may be specified by the Company;

vi.

Any material violation or breach by Executive of any term of this Agreement, including but not limited to any breach by Executive of his fiduciary duties to the Company, and/or any material violation or breach by Executive of any term of the Proprietary Information Agreement discussed in Section 7 below.

5.2    Definition of Disability. For purposes of this Agreement, “Disability” is defined as follows: if Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer.

5.3    Definition of Good Reason. For purposes of this Agreement, “Good Reason” is defined as follows:

i.	A reduction of Executive’s Base Salary without his written consent; or

ii.	A diminution in Executive’s primary job responsibilities, power or authority without his written consent; or

iii.

The Employer’s material breach of this Agreement, including the failure to make all or any portion of any payments due to Executive pursuant to this Agreement within a reasonable time after such payments are due.

A termination of employment by Executive for any of the reasons in this Section 5.3 will not constitute “Good Reason” unless (i) Executive has given written notice to the Company within the 90-calendar day period immediately following his discovery of the occurrence of such Good Reason event, specifying in reasonable detail the events relied upon for termination, and (ii) the Company has not remedied such events within thirty (30) business days after receiving Executive’s notice. Executive must terminate his employment within thirty (30) calendar days following the expiration of such cure period for the termination to be on account of Good Reason.

5.4    Resignation. In the event that Executive elects to voluntarily resign from his employment with the Company, Executive agrees to provide ninety (90) days of notice of termination to the Company. After receiving such notice from Executive, Company may either require the Executive to continue to perform his duties or dismiss Executive at any time after receipt of that notice. If the Company elects to dismiss Executive, it shall continue to pay Executive any amounts which otherwise would have been payable to Executive throughout the remainder of such ninety (90) day notice period as if he remained employed during such period, provided that to the extent necessary, final payments will be accelerated so that all such amounts are paid on or before March 15 of the year following the year in which the Company elects to dismiss Executive.

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5.5    Effect of Termination. Upon termination of Executive’s employment, regardless of whether such termination is initiated by Executive or the Employer, Executive shall be deemed to have resigned from all positions (including all officer positions) then held with the Company. Executive agrees that for a period of three (3) months following any termination of employment, unless the termination is for Cause, Executive shall fully cooperate with the Company in all matters relating to his continuing obligations under this Agreement, including but not limited to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company, provided that Executive shall not be expected to incur any out of pocket cost or expense or devote any material time with respect to such cooperation. In the course of such cooperation, the Company shall use commercially reasonable efforts to limit the information received by the Executive from the Company after termination to information that is not publicly undisclosed material information relating to the Company.

6.    Termination Payments.

6.1    Payment Through Termination. All compensation and benefits set forth in this Agreement will terminate effective on the date of termination of Executive’s employment with the Employer, except Executive shall be entitled to receive the following:

i.	Executive’s accrued but unpaid Base Salary, subject to lawful deductions, through the effective date of -termination;

ii.

Reimbursement of reasonable business expenses incurred by Executive in the performance of his duties hereunder in accordance with the Company’s general policies, subject to proof of payment by Executive; and

iii.	Payment of any Bonus for the calendar year preceding the year of termination, as and when payable as if Executive remained employed.

Upon termination or separation of Executive’s employment for any reason, whether voluntary or involuntary, Executive shall not be entitled to any severance payments, except for the reasons specifically outlined in Section 6.2 and 6.3. For greater certainty, where Executive is terminated for Cause he will be limited to only those payments specified in this Section 6.1 and will not be entitled to any other amounts contemplated herein.

6.2    Severance Pay for Termination without Cause or for Good Reason. In the event the Employer seeks to terminate this Agreement and the employment of Executive without Cause, or the Executive terminates his employment for Good Reason, then the Employer shall pay to Executive the following:

i.

a sum equal to twelve (12) months’ Base Salary plus one additional month of Base Salary per year of completed service with the Company measured from the Start Date, to a maximum of eighteen (18) months’ Base Salary, subject to lawful deductions, payable within 30 days of cessation of employment.

ii.

an amount equal to the Bonus that Executive would have received if Executive had been employed with the Employer at the time of issue of any Bonus, determined by the Board in good faith exercising its reasonable discretion and prorated based upon the number of days elapsed in the preceding calendar year through the effective date of termination, subject to lawful deductions. For example, if Executive’s employment is terminated effective March 15 and, at the end of the calendar year in which the Executive’s employment was terminated, the Board determines certain metrics have been met that would trigger the Bonus provision in Section 4.2, Executive will receive a prorated amount based upon the number of days elapsed in the preceding calendar year through March 15, payable as if he had remained employed;

iii.

COBRA coverage for Executive’s own medical premium under the Employer’s existing health care plan, for up to eighteen (18) months, as allowed under COBRA, as long as Executive completes all required documentation to obtain such coverage and only if he remains eligible for

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COBRA coverage. Any amounts under this Section 6.2.iii. will be paid directly to the Employer’s health care provider. If at any time during this eighteen (18) month period, Executive secures equivalent or greater benefits, the Employer’s payment of Executive’s benefits under this Section 6.2.iii. will automatically cease. Executive agrees that he will not waive any opportunity to obtain such benefits, and further agrees that he will promptly notify the Employer in the event he does obtain such benefits. Nothing in this Section 6.2.iii. is intended to or does create any other rights or obligations of any kind on the part of the Employer with regard to payment of Executive’s COBRA coverage, except those specifically required by law.

6.3    Severance Pay for Separation from Employment Due to Death or Disability. In the event of Executive’s separation from employment due to the death or Disability of Executive, then the Executive shall be entitled to the same benefits as provided in Section 6.2 except that the payment pursuant to 6.2(i) shall be limited to six (6) months’ Base Salary. In the event of the death of Executive, severance shall be paid to Executive’s surviving spouse, estate, or personal representative as applicable.

7.    Proprietary Information, Inventions Assignment, and Non-Competition.

7.1    Executive agrees to comply with the provisions contained in the Company’s Executive Proprietary Information, Inventions Assignment and Noncompete Agreement (“Proprietary Information Agreement”), which shall be executed separately in a written document entered into between Executive and the Company and governed by the terms thereof.

8.    Dispute Resolution, Legal Fees and Executive’s Liability Insurance.

8.1    Dispute Resolution. All disputes arising under this Agreement shall be settled by binding arbitration; provided, however, that this Section 8 shall not preclude either Party from seeking injunctive relief in a court of competent jurisdiction. Arbitration shall be held in Atlanta, Georgia, under the auspices of the American Arbitration Association (the “AAA”) pursuant to the Commercial Arbitration Rules of the AAA, and shall be by one arbitrator, independent of the Parties to this Agreement, selected from a list provided by the AAA in accordance with such Commercial Arbitration Rules. The Parties agree that all facts and information relating to any arbitration arising under this Agreement shall be kept confidential to the extent possible. The Parties waive, for themselves and for any person or entity acting on behalf of or otherwise claiming through them, any right they may otherwise have to resolve claims by a court or by a jury, except as necessary to enforce an award rendered in arbitration, to enforce this Section 8, or to seek injunctive or other equitable relief

8.2    Legal Fees and Costs. In any legal action or other proceeding to enforce this Agreement, the successful or prevailing Party shall be entitled to recover such reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled, as may be permitted by law.

8.3    Indemnification; Directors and Officers Liability Insurance. Executive will be provided indemnification and reimbursement of expenses to the maximum extent permitted by law and such other amounts as provided in the Company’s Articles of Incorporation or Bylaws, but on term is no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement. During Executive’s employment, Executive will be named as an insured on the Company’s directors’ and officers’ liability insurance coverage (“D&O Coverage”) that the Company provides generally to directors and officers of the Company, as may be amended from time to time for such directors and officers. The Company shall maintain this D&O Coverage at all times during Executive’s employment at a level and with coverages consistent with the D&O Coverage currently maintained by the Company. Upon termination of the Executive’s employment for any reason, the Company will cause such policies to cover Executive in respect of acts and omissions during the period of employment as if the Executive was still an officer, director and/or employee, as applicable. The proviso of this Section 8.3 shall survive the cessation of employment or the termination of this Agreement.

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9.    Miscellaneous.

9.1    Section 409A. The Employer and Executive intend that any amounts or benefits payable or provided under this Agreement will fall within the exception in U.S. Treasury Regulation 1.409A-1(b)(4) for short term deferrals or under Treasury Regulation 1.409A-1(b)(9)_or any other applicable exceptions to Code Section 409A, and will be interpreted and administered accordingly. However, to the extent that any payment under this Agreement is subject to Section 409A of the Code, it is intended to comply with the provisions of Section 409A of the Internal Revenue Code and the treasury regulations and other guidance promulgated thereunder, to the extent applicable, and this Agreement shall be construed and interpreted in a manner consistent with such intent and if necessary, the Employer and Executive agree that any such provision shall be deemed amended in a manner that brings this Agreement into compliance with section 409A of the Code and treasury regulations and other guidance promulgated thereunder. Each payment under this Agreement shall be considered a separate and distinct payment, and a separately identified, determinable or designated amount, for purposes of Section 409A.

9.2    Entire Agreement. Including Executive’s obligations under the Proprietary Information Agreement, as set forth in Section 7 above, this Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Employer and supersedes all other prior and contemporaneous agreements and statements pertaining in any manner to the employment of Executive. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties or compensation will not affect the validity or scope of this Agreement.

9.3    Guarantee of Obligations. Should the Employer not satisfy any payment obligations to Executive under this Agreement CRH Canada agrees to pay Executive any obligation owed by the Employer.

9.4    Amendments, Waivers. This Agreement may only be modified by an instrument in writing, signed by Executive and by a duly authorized representative of the Company other than Executive. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

9.5    Assignment; Successors and Assigns. This Agreement and the rights and duties hereunder are personal to Executive and shall not be assigned, delegated, transferred, pledged or sold by Executive without the prior written consent of the Company. Executive hereby acknowledges and agrees that the Company may assign this Agreement to a successor employer who agrees to assume the obligations to the Executive under this Agreement and acquires substantially of the assets of the Company; provided, that any such assignment shall not relieve the Company of its obligation to Executive hereunder. This Agreement shall inure to the benefit of and be enforceable by the Parties hereto, and their respective heirs, personal representatives, successors and assigns.

9.6    Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered personally or via courier, (ii) on the third business day following mailing, if mailed first-class, postage prepaid, registered or certified mail as follows:

TO EMPLOYER OR CRH CANADA:	CRH Medical Corporation Suite 522 — 999 Canada Place Vancouver, B.C. V6C 3E1 Att : Board Chair

TO EMPLOYEE:	Tushar Ramani ***Redacted***

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Or to such other address as either Party may designate by written notice to the other. Rejection or other refusal to accept, or inability to deliver because of a changed address of which no notice was given, shall be deemed to be a receipt of the notice, request, or other communication.

9.7    Severability; Enforcement. If any provision of this Agreement, or its application to any person, place, or circumstance, is held to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

9.8    Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of Georgia. The Parties hereby agree that the forum for any action, suit, arbitration or other proceeding arising out of or related to this Agreement or any document referenced in this Agreement shall be solely in Atlanta, Georgia, except for the Company’s right to seek injunctive relief against the Executive for breach of the Proprietary Information Agreement in another jurisdiction in which such breach occurred or may be occurring.

9.9    Executive Acknowledgment. Executive acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

9.10    Construction. The headings herein are for reference only and shall not affect the interpretation of this Agreement.

9.11    Counterparts. This Agreement may be executed in counterparts and by facsimile, or electronic mail each of which when so executed, will be deemed an original, and all of which together shall constitute one and the same instrument.

9.12    Equal Opportunity to Draft. Each party to this Agreement represents and warrants that each party has had an equal opportunity to draft this Agreement and that this Agreement will not be construed against either party for purposes of interpretation or enforcement.

IN WITNESS WHEREOF, this Agreement has been executed as of the date and year signed by the Employer below:

CRH MEDICAL CORPORATION:	EMPLOYEE:

/s/ Richard Bear	/s/ Tushar Ramani
Richard Bear, Chief Financial Officer	Tushar Ramani

Date Signed: April 8, 2019	Date Signed: April 8, 2019

CRH MEDICAL CORPORATION:

/s/ Ian Webb
Ian Webb, Director

Date Signed: April 8, 2019

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